Exhibit 99.1
ASSURANCEAMERICA CORPORATION REPORTS SIGNIFICANTLY HIGHER JANUARY 2006 UNAUDITED RESULTS COMPARED TO JANUARY 2005.
ATLANTA, GEORGIA -— March 13, 2006
Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM.OB), today announced its unaudited financial results for January 2006.
Revenues for the month of January, 2006 increased 99% to $4.8 million, compared to $2.4 million for the same month of 2005. Pretax earnings increased 56% for January, 2006 to $274,744, compared to $176,439 in January, 2005.
Total controlled premium (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 79% from $8.6 million in January of 2005 to $15.4 million for January of 2006. Total controlled premium is used as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
In announcing January’s results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “The new year has no chance to stay positive unless it starts positive. After such terrifically upbeat numbers each month during 2005, it is very gratifying to meet the challenge in the opening month of 2006.”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Florida, Georgia, Alabama, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC).
Contact:
AssuranceAmerica Corporation
Atlanta, Georgia
Renée A. Pinczes
770-952-0200 Ext. 105
770-984-0173 — Fax
RPinczes@aainsco.com